UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 23, 2016

Date of Report

(Date of earliest event reported)

The RMR Group Inc.

(Exact name of registrant as specified in its charter)

MARYLAND	8742	47-4122583
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Two Newton Place, 255 Washington Street, Suite 300, Newton, MA, 02458-1634

(Address of principal executive offices, including zip code)

(617) 796-8230

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 26, 2016, The RMR Group Inc. (the “Company”) was informed that Mr. Frederick N. Zeytoonjian, one of its Independent Directors, had passed away on June 23, 2016.  The Company is deeply saddened by Mr. Zeytoonjian’s passing and extends its sincere condolences to his family.  Mr. Zeytoonjian served as a Director of the Company since November 23, 2015 and was a member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Company’s Board of Directors as well as the chair of the Compensation Committee.

Mr. Zeytoonjian’s death reduced the number of directors currently serving on the Company’s Audit Committee to two, rendering the Company noncompliant with Rule 5605(c)(2) of the listing rules of The NASDAQ Stock Market LLC (“Nasdaq”), which requires that the Audit Committee of a Nasdaq-listed company have at least three members, each meeting independence and certain other criteria.  Pursuant to the Nasdaq listing rules, the Company has until the earlier of its next annual shareholders meeting or June 23, 2017 to comply with this requirement.

The Company’s Board of Directors intends to identify candidates to replace Mr. Zeytoonjian and appoint a new Independent Director to the Audit Committee who satisfies the applicable requirements of the listing rules prior to the expiration of the applicable cure period.

In accordance with Nasdaq listing rules, the Company notified Nasdaq of Mr. Zeytoonjian’s passing, the resulting non-compliance with the listing rules and its intention to cure its noncompliance by the applicable deadline.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RMR GROUP INC.

By:	/s/ Matthew P. Jordan
Matthew P. Jordan
Chief Financial Officer and Treasurer

Date: June 27, 2016